Exhibit 99.1

The Container Store Group, Inc. Announces Third Quarter 2023 Financial Results

Third quarter consolidated net sales of $214.9 million, down 14.8% compared to the third quarter of fiscal 2022

Comparable store sales^ down 16.8% compared to the third quarter of fiscal 2022

Third quarter net loss per share of $0.13, compared to earnings per diluted share of $0.08 in the third quarter of fiscal 2022; Adjusted net loss per share* of $0.08 compared to adjusted net income per diluted share of $0.08 in the third quarter of fiscal 2022

Updates Fiscal 2023 Earnings Outlook

Coppell, TX — February 6, 2024 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced its financial results for the third quarter of fiscal 2023 ended December 30, 2023.

For the third quarter of fiscal 2023:

●	Consolidated net sales were $214.9 million, down 14.8%, compared to the third quarter of fiscal 2022. Net sales in The Container Store retail business (“TCS”) were $202.5 million, down 15.4% compared to the third quarter of fiscal 2022. Elfa International AB (“Elfa”) third-party net sales were $12.4 million, down 4.2% compared to the third quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 4.9%.
●	Comparable store sales^ decreased 16.8%, with general merchandise categories down 20.4%, contributing a decrease of 1,380 basis points to comparable store sales^. Custom Spaces+ were down 9.2%, negatively impacting comparable store sales^ by 300 basis points.
●	Consolidated net loss and net loss per share were $6.4 million and $0.13 per share, compared to net income of $4.2 million and $0.08 per diluted share, respectively, in the third quarter of fiscal 2022. Adjusted net loss per share* was $0.08 compared to adjusted net income per diluted share of $0.08 in the third quarter of fiscal 2022.

Satish Malhotra, Chief Executive Officer and President of The Container Store, commented, “As we discussed in our commentary ahead of the ICR Conference last month, our third quarter sales reflected similar trends to what we experienced in the second quarter as our general merchandise categories weighed on results while our Custom Spaces assortment relatively outperformed. In fact, Custom Spaces saw sequential improvement in comparable store sales declines from the second quarter driven by improved performance in our elfa® product line and strength in our premium, wood-based line, Preston®. Despite the sales shortfall from our original guidance, promotional discipline and tight cost management enabled us to deliver bottom line results within our original outlook range.”

Mr. Malhotra continued, “Given the landscape we are navigating, we plan to continue to manage expenses and capital allocation with great discipline. We continue to lean into our competitive strengths and differentiation in Custom Spaces and complementary premium general merchandise, where we see significant growth opportunity.

Third Quarter Fiscal 2023 Results

For the third quarter (thirteen weeks) ended December 30, 2023:

●	Consolidated net sales were $214.9 million, down 14.8%, compared to the third quarter of fiscal 2022.

o	Net sales in TCS were $202.5 million, down 15.4%.

o	Comparable store sales^ decreased 16.8%, with general merchandise categories down 20.4%, contributing a decrease of 1,380 basis points to comparable store sales^. Custom Spaces+ were down 9.2%, negatively impacting comparable store sales^ by 300 basis points.

o	Online sales decreased 26.3% compared to the third quarter of fiscal 2022.

o	Elfa third-party net sales were $12.4 million, down 4.2% compared to the third quarter of fiscal 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 4.9% primarily due to a decline in sales in Nordic markets.

●	Consolidated gross margin was 58.3%, an increase of 140 basis points, compared to the third quarter of fiscal 2022 primarily due to a higher mix of Custom Spaces+ sales year over year. TCS gross margin increased 40 basis points to 57.6% primarily due to lower freight costs, partially offset by increased promotional activity and unfavorable product and services mix. Elfa gross margin decreased 170 basis points compared to the third quarter of fiscal 2022 primarily due to unfavorable mix, partially offset by price increases to customers.
●	Consolidated selling, general and administrative expenses (“SG&A”) decreased by 8.0% to $111.8 million in the third quarter of fiscal 2023 from $121.5 million in the third quarter of fiscal 2022. SG&A as a percentage of net sales increased 380 basis points to 52.0%, with the increase primarily due to deleverage of fixed costs associated with lower sales in the third quarter of fiscal 2023.
●	Consolidated depreciation and amortization increased 15.9% to $11.5 million in the third quarter of fiscal 2023 from $10.0 million in the third quarter of fiscal 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
●	Consolidated net interest expense increased 17.4% to $5.2 million in the third quarter of fiscal 2023 from $4.4 million in the third quarter of fiscal 2022. The increase was primarily due to a higher interest rate on the Senior Secured Term Loan Facility and higher average borrowings on the Revolving Credit Facility during the third quarter of fiscal 2023 compared to the third quarter of fiscal 2022.
●	The effective tax rate was (34.5)% in the third quarter of fiscal 2023, as compared to 33.8% in the third quarter of fiscal 2022. The negative effective tax rate was primarily related to the impact of discrete items related to share-based compensation on a pre-tax loss in the third quarter of fiscal 2023, as compared to pre-tax income in the third quarter of fiscal 2022.
●	Net loss was $6.4 million, or $0.13 per share, in the third quarter of fiscal 2023 compared to net income of $4.2 million, or $0.08 per diluted share, in the third quarter of fiscal 2022. Adjusted net loss* was $4.1 million, or $0.08 per share, in the third quarter of fiscal 2023 compared to adjusted net income* of $4.1 million, or $0.08 per diluted share, in the third quarter of fiscal 2022.
●	Adjusted EBITDA* was $12.8 million in the third quarter of fiscal 2023 compared to $22.2 million in the third quarter of fiscal 2022.

For the fiscal year-to-date (thirty-nine weeks) ended December 30, 2023:

●	Consolidated net sales were $641.7 million, down 18.5%, including a 10 basis point negative impact of foreign currency translation as compared to the thirty-nine weeks ended December 31, 2022.
o	Net sales for the TCS segment were $606.1 million, down 18.7%
o	Comparable store sales^ decreased 18.9%, with general merchandise categories down 20.5%, contributing a decrease of 1,350 basis points to comparable store sales^. Custom Spaces+ were down 15.9%, negatively impacting comparable store sales^ by 540 basis points.

o	Online sales decreased 21.2% compared to the thirty-nine weeks ended December 31, 2022.
o	Elfa third-party net sales were $35.6 million, down 14.5% compared to the thirty-nine weeks ended December 31, 2022. Excluding the impact of foreign currency translation, Elfa third-party net sales were down 12.1% compared to the thirty-nine weeks ended December 31, 2022 primarily due to a decline in sales in Nordic markets.
●	Consolidated gross margin was 57.1%, an increase of 20 basis points compared to the thirty-nine weeks ended December 31, 2022. TCS gross margin decreased 50 basis points to 56.4%, primarily due to increased promotional activity and unfavorable product and services mix, partially offset by lower freight costs in the thirty-nine weeks ended December 30, 2023. Elfa gross margin decreased 10 basis points primarily due to unfavorable mix, partially offset by price increases to customers.
●	Consolidated SG&A decreased by 8.2% to $332.5 million from $362.1 million in the thirty-nine weeks ended December 31, 2022. SG&A as a percentage of net sales increased 580 basis points to 51.8%, with the increase primarily due to deleverage of fixed costs associated with lower sales in the thirty-nine weeks ended December 30, 2023, and due to the benefit of the legal settlement received in the second quarter of the prior fiscal year.
●	Consolidated depreciation and amortization increased 13.7% to $32.4 million in the thirty-nine weeks ended December 30, 2023 from $28.5 million in the thirty-nine weeks ended December 31, 2022. The increase was primarily due to capital investments in stores and technology in fiscal 2022.
●	A non-cash goodwill impairment charge of $23.4 million was recorded in the thirty-nine weeks ended December 30, 2023 as compared to zero in the thirty-nine weeks ended December 31, 2022. We conducted an interim assessment of our remaining goodwill balance on September 30, 2023 in accordance with ASC 350 due to indicators identified during the second quarter of fiscal 2023. The interim assessment resulted in the Company recording a $23.4 million charge which represented an impairment of the remaining goodwill balance in the TCS reporting unit as of September 30, 2023.
●	Consolidated net interest expense increased 34.8% to $15.4 million in the thirty-nine weeks ended December 30, 2023 from $11.4 million in the thirty-nine weeks ended December 31, 2022. The increase is primarily due to a higher interest rate on the Senior Secured Term Loan Facility.
●	The effective tax rate was 3.1% for the thirty-nine weeks ended December 30, 2023 as compared to 28.1% in the thirty-nine weeks ended December 31, 2022. The decrease in the effective tax rate is primarily due to the tax impact of discrete items related to share-based compensation on a pre-tax loss in the thirty-nine weeks ended December 30, 2023.
●	Net loss was $41.9 million, or $0.85 per share, in the thirty-nine weeks ended December 30, 2023 compared to net income of $30.4 million, or $0.61 per diluted share in the thirty-nine weeks ended December 31, 2022. Adjusted net loss* was $13.8 million, or $0.28 per share in the thirty-nine weeks ended December 30, 2023 compared to adjusted net income* of $28.4 million, or $0.57 per diluted share in the thirty-nine weeks ended December 31, 2022.

●	Adjusted EBITDA* was $32.7 million in the thirty-nine weeks ended December 30, 2023 compared to $86.3 million in the thirty-nine weeks ended December 31, 2022.

New and Existing Stores

As of December 30, 2023, the Company store base was 100 as compared to 95 as of December 31, 2022. The Company opened two stores during the third quarter of fiscal 2023.

Balance sheet and liquidity highlights:

(In thousands)	December 30, 2023	December 31, 2022
Cash	$16,007	$5,760
Total debt, net of deferred financing costs	$184,656	$188,608
Liquidity [1]	$99,632	$96,059
Net cash provided by operating activities	$26,673	$18,856
Free cash flow *	$(6,703)	$(27,702)

(1)	Cash plus availability on revolving credit facilities.

Share repurchase

There were no repurchases during the third quarter of fiscal 2023. The Company has $25 million remaining of the original $30 million authorization for share repurchases.

Outlook

The Company today provided the following financial outlook for the fiscal fourth quarter ending on March 30, 2024:

	Current Outlook	Current Outlook	Prior Outlook
	Fourth Quarter Ending March 30, 2024	Fiscal Year Ending March 30, 2024	Fiscal Year Ending March 30, 2024
Consolidated net sales	$200 - $205 million	$842 - $847 million	$870 - $885 million
Comparable store sales^ decline	Mid twenties	Low twenties	High teens
Net loss per diluted share	($0.12) - ($0.09)	($0.97) - ($0.94)	($0.82) - ($0.70)
Adjusted net loss per diluted share*	($0.12) - ($0.09)	($0.40) - ($0.37)	($0.24) - ($0.13)
Assumed dilutive shares	49.5 million	49.5 million	49 million
Capital expenditures		$40 to $45 million	$45 to $50 million
Effective tax rate (1)	21%	6% to 5%	0% to (4%)

(1) Effective tax rate for fiscal year ending March 30, 2024 includes $2.6 million of discrete income tax expense recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013.

The Company plans to open two new small format stores in the remainder of fiscal 2023. Looking forward to fiscal 2024, we are planning to open four new stores and close one location. We also plan to relocate our San Francisco store to a nearby location in June 2024. The two new store openings planned before the end of fiscal 2023 are as follows:

Estimated Opening
Gaithersburg, MD	Spring calendar 2024
Huntington, NY	Spring calendar 2024

References

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

+ Custom Spaces includes metal-based and wood-based custom space products and in-home installation services.

^ Comparable store sales includes all net sales from our TCS segment, except for sales from stores open less than sixteen months, stores that have been closed permanently, stores that have been closed temporarily for more than seven days and Closet Works sales to third parties.

Conference Call Information

A conference call to discuss third quarter fiscal 2023 financial results is scheduled for today, February 6, 2024, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13742837. The replay will be available until March 6, 2024.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our goals, strategies, priorities and initiatives including future store openings and closures; expected expense management; future opportunities; the impact of macroeconomic conditions and our anticipated financial performance and long-term targets.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: a decline in the health of the economy and the purchase of discretionary items; results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate, or manage inventory commensurate with, consumer preferences and demand; competition from other stores and internet-based competition; our inability to obtain merchandise from our vendors on a timely basis and at competitive prices; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our manufacturing facilities; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating multiple distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; failure to comply with laws and regulations relating to privacy, data protection, and consumer protection; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; acquisition-related risks and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on May 26, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading specialty retailer of organizing solutions, custom spaces, and in-home services – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 10,000 products designed to transform lives through the power of organization.

Visit www.containerstore.com for more information about products, store locations, services offered and real-life inspiration.

Follow The Container Store on Facebook, X, Instagram, TikTok, YouTube, Pinterest and LinkedIn.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 30,	December 31,	December 30,	December 31,
(In thousands, except share and per share amounts) (unaudited)	2023	2022	2023	2022

Net sales	$214,899	$252,236	$641,742	$787,542
Cost of sales (excluding depreciation and amortization)	89,682	108,795	275,308	339,583
Gross profit	125,217	143,441	366,434	447,959
Selling, general, and administrative expenses (excluding depreciation and amortization)	111,820	121,540	332,471	362,104
Impairment charges	—	—	23,447	—
Stock-based compensation	515	825	1,605	2,562
Pre-opening costs	849	430	1,583	1,049
Depreciation and amortization	11,532	9,952	32,427	28,507
Other expenses	130	—	2,589	—
Loss on disposal of assets	—	10	221	91
Income (loss) from operations	371	10,684	(27,909)	53,646
Interest expense, net	5,151	4,389	15,356	11,395
(Loss) income before taxes	(4,780)	6,295	(43,265)	42,251
Provision (benefit) for income taxes	1,651	2,127	(1,344)	11,857
Net (loss) income	$(6,431)	$4,168	$(41,921)	$30,394

Net (loss) income per common share — basic	$(0.13)	$0.08	$(0.85)	$0.61
Net (loss) income per common share — diluted	$(0.13)	$0.08	$(0.85)	$0.61

Weighted-average common shares — basic	49,591,111	49,263,122	49,435,182	49,661,209
Weighted-average common shares — diluted	49,591,111	49,452,980	49,435,182	50,024,589

The Container Store Group, Inc.

Consolidated balance sheets

	December 30,	April 1,	December 31,
(In thousands)	2023	2023	2022
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$16,007	$6,958	$5,760
Accounts receivable, net	27,489	25,870	30,790
Inventory	163,090	170,637	190,307
Prepaid expenses	15,515	14,989	15,596
Income taxes receivable	1,235	858	1,357
Other current assets	10,343	10,914	9,941
Total current assets	233,679	230,226	253,751
Noncurrent assets:
Property and equipment, net	159,879	158,702	152,282
Noncurrent operating lease right-of-use assets	340,883	347,959	357,607
Goodwill	—	23,447	221,159
Trade names	222,285	221,278	221,046
Deferred financing costs, net	110	150	163
Noncurrent deferred tax assets, net	352	568	690
Other assets	3,589	2,844	2,323
Total noncurrent assets	727,098	754,948	955,270
Total assets	$960,777	$985,174	$1,209,021

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	December 30,	April 1,	December 31,
(In thousands, except share and per share amounts)	2023	2023	2022
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$49,325	$52,637	$57,704
Accrued liabilities	72,587	74,673	75,338
Current borrowings on revolving lines of credit	3,300	2,423	8,131
Current portion of long-term debt	2,068	2,063	2,061
Current operating lease liabilities	62,525	57,201	58,309
Income taxes payable	2,994	1,318	276
Total current liabilities	192,799	190,315	201,819
Noncurrent liabilities:
Long-term debt	179,288	163,385	178,416
Noncurrent operating lease liabilities	315,327	314,100	322,243
Noncurrent deferred tax liabilities, net	42,746	49,338	50,050
Other long-term liabilities	5,731	5,851	6,983
Total noncurrent liabilities	543,092	532,674	557,692
Total liabilities	735,891	722,989	759,511
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 49,591,111 shares issued at December 30, 2023; 49,181,562 shares issued at April 1, 2023; 49,164,862 shares issued at December 31, 2022	496	492	492
Additional paid-in capital	873,664	872,204	871,384
Accumulated other comprehensive loss	(29,351)	(32,509)	(33,614)
Retained deficit	(619,923)	(578,002)	(388,752)
Total shareholders’ equity	224,886	262,185	449,510
Total liabilities and shareholders’ equity	$960,777	$985,174	$1,209,021

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirty-Nine Weeks Ended
	December 30,	December 31,
(In thousands) (unaudited)	2023	2022
Operating activities
Net (loss) income	$(41,921)	$30,394
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	32,427	28,507
Stock-based compensation	1,605	2,562
Impairment charges	23,447	—
Loss on disposal of assets	221	91
Deferred tax (benefit) expense	(6,619)	(1,018)
Non-cash interest	1,413	1,413
Other	5	855
Changes in operating assets and liabilities:
Accounts receivable	(904)	(2,955)
Inventory	8,585	511
Prepaid expenses and other assets	(1,111)	(3,303)
Accounts payable and accrued liabilities	(4,622)	(33,126)
Net change in lease assets and liabilities	13,641	607
Income taxes	1,329	(5,539)
Other noncurrent liabilities	(823)	(143)
Net cash provided by operating activities	26,673	18,856

Investing activities
Additions to property and equipment	(33,376)	(46,558)
Investments in non-qualified plan trust	(220)	(1,049)
Proceeds from non-qualified plan trust redemptions	642	811
Proceeds from sale of property and equipment	1	36
Net cash used in investing activities	(32,953)	(46,760)

Financing activities
Borrowings on revolving lines of credit	54,492	64,790
Payments on revolving lines of credit	(53,733)	(58,243)
Borrowings on long-term debt	31,000	35,000
Payments on long-term debt	(16,550)	(16,572)
Repurchases of common stock	—	(5,000)
Payment of taxes with shares withheld upon restricted stock vesting	(144)	(712)
Proceeds from the exercise of stock options	—	340
Net cash provided by financing activities	15,065	19,603

Effect of exchange rate changes on cash	264	(191)

Net increase (decrease) in cash	9,049	(8,492)
Cash at beginning of fiscal period	6,958	14,252
Cash at end of fiscal period	$16,007	$5,760

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income (loss), adjusted net income (loss) per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) before restructuring charges, severance charges, acquisition-related costs, impairment charges related to intangible assets, loss on extinguishment of debt, certain losses (gains) on disposal of assets, legal settlements and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per common share - diluted as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with the Company’s credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income (loss) and GAAP net income (loss) per common share - diluted.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Q4 2023 Outlook		FY 2023 Outlook
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022	Low	High	Low	High
Numerator:
Net (loss) income	$(6,431)	$4,168	$(41,921)	$30,394	$(6,000)	$(4,400)	$(47,921)	$(46,321)
Impairment charges (a)	—	—	23,447	—	—	—	23,447	23,447
Severance charges (b)	—	—	2,462	—	—	—	2,462	2,462
Elfa restructuring (c)	130	—	130	—	—	—	130	130
Acquisition-related costs (d)	—	—	—	63	—	—	—	—
Legal settlement (e)	—	—	—	(2,600)	—	—	—	—
Taxes (f)	2,238	(59)	2,051	545	—	—	2,051	2,051
Adjusted net (loss) income	$(4,063)	$4,109	$(13,831)	$28,402	$(6,000)	$(4,400)	$(19,831)	$(18,231)

Denominator:
Weighted-average common shares outstanding — basic	49,591,111	49,263,122	49,435,182	49,661,209	49,500,000	49,500,000	49,500,000	49,500,000
Weighted-average common shares outstanding — diluted	49,591,111	49,452,980	49,435,182	50,024,589	49,500,000	49,500,000	49,500,000	49,500,000

Net (loss) income per common share — basic	$(0.13)	$0.08	$(0.85)	$0.61	$(0.12)	$(0.09)	$(0.97)	$(0.94)
Net (loss) income per common share — diluted	$(0.13)	$0.08	$(0.85)	$0.61	$(0.12)	$(0.09)	$(0.97)	$(0.94)

Adjusted net (loss) income per common share — basic	$(0.08)	$0.08	$(0.28)	$0.57	$(0.12)	$(0.09)	$(0.40)	$(0.37)
Adjusted net (loss) income per common share — diluted	$(0.08)	$0.08	$(0.28)	$0.57	$(0.12)	$(0.09)	$(0.40)	$(0.37)

(a)	Non-cash goodwill impairment charge incurred in the second quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(b)	Severance charges associated with the elimination of certain positions recorded in other expenses in the first and second quarters of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(c)	Charges associated with the close-down of Elfa segment sales operations in Poland in the third quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.

(d)	Includes legal costs incurred in the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(e)	The Company received a legal settlement, net of legal fees, in the second quarter of fiscal 2022, which we do not consider in our evaluation of ongoing performance. The amount is recorded as selling, general and administrative expenses.

(f)	Tax impact of adjustments to net income (loss) that are considered to be unusual or infrequent tax items. For fiscal 2023, also includes $2.6 million of discrete income tax expense recorded in the third quarter of fiscal 2023 related to the expiration of certain stock options granted in connection with our initial public offering in 2013, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2023	2022	2023	2022
Net (loss) income	$(6,431)	$4,168	$(41,921)	$30,394
Depreciation and amortization	11,532	9,952	32,427	28,507
Interest expense, net	5,151	4,389	15,356	11,395
Provision (benefit) for income taxes	1,651	2,127	(1,344)	11,857
EBITDA	$11,903	$20,636	$4,518	$82,153
Pre-opening costs (a)	849	430	1,583	1,049
Non-cash lease expense (b)	(573)	232	(902)	403
Impairment charges (c)	—	—	23,447	—
Stock-based compensation (d)	515	825	1,605	2,562
Foreign exchange losses (gains) (e)	(29)	38	(102)	30
Severance charges (f)	—	—	2,462	—
Elfa restructuring (g)	130	—	130	—
Acquisition-related costs (h)	—	—	—	63
Adjusted EBITDA	$12,795	$22,161	$32,741	$86,260

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments.
(c)	Non-cash goodwill impairment charge incurred in the second quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(d)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(e)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing performance.

(f)	Severance charges associated with the elimination of certain positions recorded in other expenses in the first and second quarters of fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(g)	Charges associated with the close-down of Elfa segment sales operations in Poland in the third quarter of fiscal 2023, which we do not consider in our evaluation of ongoing performance.
(h)	Includes legal costs incurred in the second quarter of fiscal 2022 associated with the acquisition of Closet Works, all of which are recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Thirty-Nine Weeks Ended
	December 30,	December 31,
	2023	2022
Net cash provided by operating activities	$26,673	$18,856
Less: Additions to property and equipment	(33,376)	(46,558)
Free cash flow	$(6,703)	$(27,702)